Exhibit 99.1

Contact:	Charles L. Dunlap, CEO
Gregory J. Pound, COO
Frederick W. Boutin, CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FINANCIAL RESULTS

AND THE FILING OF ITS ANNUAL REPORT

March 10, 2011	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced its financial results for the three months and year ended December 31, 2010.  TransMontaigne Partners L.P. also announced today its filing with the Securities and Exchange Commission of its Annual Report on Form 10-K containing TransMontaigne Partners L.P.’s complete audited financial statements for the year ended December 31, 2010.

“We are very pleased with TLP’s strong performance in 2010” said Charles Dunlap, CEO of TransMontaigne Partners.  “These results were driven by record revenues from our fee-based terminaling, storage, and transportation business.  While we did write-off approximately $8.5 million of goodwill in the fourth quarter, this non-cash item had no impact on our distributable cash flow, which grew over 20% to $53.1 million for 2010 compared to $43.9 million for 2009.”

FINANCIAL RESULTS

An overview of the financial performance for the year ended December 31, 2010, as compared to the year ended December 31, 2009, includes:

•                  Annual revenue increased to $150.9 million from $142.5 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $2.6 million, $1.0 million, $2.0 million and $5.5 million, respectively, offset by a decrease in revenue at the River terminals of approximately $2.7 million.

•                  Annual direct operating costs and expenses decreased to $64.7 million from $65.0 million due to decreases in direct operating costs and expenses at the Midwest, River and Southeast terminals of $0.7 million, $0.4 million and $1.1 million, respectively, offset by an increase in direct operating costs and expenses at the Gulf Coast and Brownsville terminals of approximately $1.1 million and $0.8 million, respectively.

•                  A decrease in direct general and administrative expenses of approximately $0.1 million.

•                  An increase in allocated expenses (general and administrative and insurance) of approximately $0.6 million.

•                  An increase in depreciation and amortization expense of approximately $1.6 million.

•                  For the year ended December 31, 2010, approximately $8.5 million and $0.8 million of non-cash charges related to a goodwill write-off and a loss on disposition of assets, respectively.

•                  As a result of the above, annual operating income decreased to $31.2 million from $33.9 million.

•                  Annual net earnings were consistent year over year at approximately $27.2 million principally to the decrease in annual operating income discussed above, offset by an increase in the unrealized gain on our interest rate swap of approximately $2.0 million and a decrease in interest expense of approximately $0.6 million.

•                  Net earnings per limited partner unit—basic decreased to $1.69 from $1.99 per unit.

•                  The distributions declared per limited partner unit were $2.41 per unit for the year ended December 31, 2010, as compared to $2.36 per unit for the year ended December 31, 2009.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

Distributable cash flow generated during the year ended December 31, 2010 was $53.1 million compared to $43.9 million for the year ended December 31, 2009.

An overview of the financial performance for the three months ended December 31, 2010, as compared to the three months ended December 31, 2009, includes:

•                  Quarterly revenue increased to $39.5 million from $36.9 million due to increases in revenue at the Gulf Coast, Midwest, Brownsville and Southeast terminals of approximately $0.4 million, $0.1 million, $1.0 million and $1.6 million, respectively, offset by a decrease in revenue at the River terminals of approximately $0.5 million.

•                  Quarterly direct operating costs and expenses increased to $20.8 million from $17.1 million due to increases in direct operating costs and expenses at the Gulf Coast, Brownsville, River and Southeast terminals of $2.1 million, $0.1 million, $0.5 million and $1.2 million, respectively, offset by a decrease in direct operating costs and expenses at the Midwest terminals of approximately $0.2 million.

•                  An increase in direct general and administrative expenses of approximately $0.1 million.

•                  An increase in allocated expenses (general and administrative and insurance) of approximately $0.1 million.

•                  An increase in depreciation and amortization expense of approximately $0.1 million.

•                  For the three months ended December 31, 2010, approximately $8.5 million and $0.8 million of non-cash charges related to a goodwill write-off and a loss on disposition of assets, respectively.

•                  As a result of the above, quarterly operating income decreased to a $2.2 million loss from $8.5 million in income.

•                  Quarterly net earnings decreased to a $2.8 million loss from $7.2 million in income due principally to the decrease in quarterly operating income discussed above, offset by an increase in the unrealized gain on our interest rate swap of approximately $0.4 million and a decrease in interest expense of approximately $0.3 million.

•                  Net earnings per limited partner unit—basic decreased to a $0.24 per unit loss from $0.53 in earnings per unit.

•                  The distribution declared per limited partner unit was $0.61 per unit for the three months ended December 31, 2010, as compared to $0.59 per unit for the three months ended December 31, 2009.

Distributable cash flow generated during the three months ended December 31, 2010 was $8.9 million compared to $9.0 for the three months ended December 31, 2009.

SUBSEQUENT DEVELOPMENTS

On January 14, 2011, we announced a distribution of $0.61 per unit for the period from October 1, 2010 through December 31, 2010, payable on February 8, 2011 to unitholders of record on January 31, 2011. The distribution represented a $0.01 increase over the previous quarter and a 3.4% increase over the $0.59 per unit distribution declared for the fourth quarter of 2009.

Effective March 1, 2011, we acquired from TransMontaigne Inc. its Pensacola, Florida refined petroleum products terminal with approximately 270,000 barrels of aggregate active storage capacity for a cash payment of approximately $12.8 million. The Pensacola terminal provides integrated terminaling services principally to a third party customer.

On March 9, 2011, we entered into an amended and restated senior secured credit facility (the “Amended Facility”). The Amended Facility replaced the senior secured credit facility in its entirety and provides for a maximum borrowing line of credit equal to the lesser of (i) $250 million and (ii) 4.75 times Consolidated EBITDA (as defined: $326.4 million at December 31, 2010). In addition, at our request, the maximum borrowings under the facility can be increased up to an additional $100 million, in the aggregate, without the approval of the lenders, but subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders. We may elect to have loans under the Amended Facility bear interest either (i) at a rate of LIBOR plus a margin ranging from 2% to 3% depending on the total leverage ratio then in effect, or (ii) at the base rate plus a margin ranging from 1% to 2% depending on the total leverage ratio then in effect. We also pay a commitment fee on the unused amount of commitments, ranging from 0.375% to 0.5% per annum, depending on the total leverage ratio then in effect. Our obligations under the Amended Facility are secured by a first priority security interest in favor of the lenders in the majority of our assets. The primary financial covenants contained in the Amended Facility are (i) a total leverage ratio test (not to exceed 4.75 times), (ii) a senior secured leverage ratio test (not to exceed 3.75 times) in the event we issue senior unsecured notes, and (iii) a minimum interest coverage ratio test (not less than 3.0 times). The Amended Facility matures on March 9, 2016.

Our terminaling services agreements are structured as either throughput agreements or storage agreements.  Most of our throughput agreements contain provisions that require our customers to throughput a minimum volume of product at our facilities over a stipulated period of time, which results in a fixed amount of revenue to be recognized by us.  Our storage agreements require our customers to make minimum payments based on the volume of storage capacity made available to the customer under the agreement, which results in a fixed amount of revenue to be recognized by us.  We refer to the fixed amount of revenue recognized pursuant to our terminaling services agreements as being “firm commitments.”  Revenue recognized in excess of firm commitments and revenue recognized based solely on the volume of product distributed or injected are referred to as “variable.”  Our revenue was as follows (in thousands):

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Firm Commitments:
Terminaling services fees, net:
External customers	$9,062	$8,320	$35,554	$36,341
Affiliates	20,339	20,780	82,651	77,633
Total firm commitments	29,401	29,100	118,205	113,974
Variable:
Terminaling services fees, net:
External customers	1,494	1,007	4,230	4,870
Affiliates	(64)	(66)	(146)	(820)
Total	1,430	941	4,084	4,050
Pipeline transportation fees	1,265	1,270	4,817	4,375
Management fees and reimbursed costs	580	600	2,161	2,124
Other	6,788	5,015	21,632	18,024
Total variable	10,063	7,826	32,694	28,573
Total revenue	$39,464	$36,926	$150,899	$142,547

The amount of revenue recognized as “firm commitments” based on the remaining contractual term of the terminaling services agreements that generated “firm commitments” for the year ended December 31, 2010 was as follows (in thousands):

At December 31, 2010
Remaining terms on terminaling services agreements that generated “firm commitments”:
Less than 1 year remaining	$23,801
More than 1 year but less than 3 years remaining	17,372
More than 3 years but less than 5 years remaining	75,439
More than 5 years remaining	1,593
Total firm commitments for the year ended December 31, 2010	$118,205

TransMontaigne Partners also released the following statements regarding its current liquidity and capital resources:

•                  Our primary liquidity needs are to fund our working capital requirements, distributions to unitholders, approved capital projects and future expansion, development and acquisition opportunities. We believe that we will be able to generate sufficient cash from operations in the future to fund our working capital requirements and our distributions to unitholders. We expect to initially fund our approved capital projects and our future expansion, development and acquisition opportunities with additional borrowings under our amended and restated senior secured credit facility, which replaced our existing senior secured credit facility effective March 9, 2011.  After initially funding expenditures for approved capital projects and future expansion, development and acquisition opportunities with borrowings under our amended and restated senior secured credit facility we may raise funds through additional equity offerings and debt financing, which may include the issuance of senior unsecured notes.  The proceeds of such equity offerings and debt financings may then be used to reduce our outstanding borrowings under our amended and restated senior secured credit facility.

•                  Our amended and restated senior secured credit facility that became effective March 9, 2011 provides for a maximum borrowing line of credit equal to $250 million.  At our request, subject to the approval of the administrative agent and the receipt of additional commitments from one or more lenders, the maximum borrowings under the amended and restated senior secured credit facility can be increased by up to an additional $100 million.  The terms of the amended and restated senior secured credit facility also permit us to borrow pursuant to the issuance of senior unsecured notes and to borrow up to approximately $23 million from other lenders, including our general partner and its affiliates.  The amended and restated senior secured credit facility expires on March 9, 2016.  At December 31, 2010, our outstanding borrowings were approximately $122 million.

•                  Effective March 1, 2011, we acquired from TransMontaigne Inc. its Pensacola, Florida refined petroleum products terminal with approximately 270,000 barrels of aggregate active storage capacity for a cash payment of approximately $12.8 million. We funded the Pensacola terminal purchase with additional borrowings under our senior secured credit facility.

•                  Management and the board of directors of our general partner approved capital projects with estimated completion dates that extend through August 31, 2011.  At December 31, 2010, the remaining capital expenditures to complete the approved capital projects are estimated to range from $11 million to $13 million.  We expect to fund our capital expenditures with additional borrowings under our amended and restated senior secured credit facility.

•                  We are currently exploring various acquisition, development, and joint venture opportunities some of which are substantial in size.  We may rely on future equity offerings and debt financings, in addition to our amended and restated senior secured credit facility, to fund these opportunities.

Attachment A contains additional selected financial information and results of operations and Attachment B contains a computation of our distributable cash flow.

ANNUAL REPORT

TransMontaigne Partners L.P.’s Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 9, 2011 and was simultaneously posted to our website: www.transmontaignepartners.com.  Unitholders may obtain a hard copy of the Annual Report on Form 10-K containing TransMontaigne Partners L.P.’s complete audited financial statements for the year ended December 31, 2010 free of charge by contacting TransMontaigne Partners L.P., Attention: Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

CONFERENCE CALL

TransMontaigne Partners L.P. previously announced that it has scheduled a conference call for Thursday, March 10, 2011 at 11:00 a.m. (ET) regarding the above information. Analysts, investors and other interested parties are invited to listen to management’s presentation of the Company’s results and supplemental financial information by accessing the call as follows:

(877) 941-8639

Ask for:

TransMontaigne Partners

A playback of the conference call will be available from 1:00 p.m. (ET) on Thursday, March 10, 2011 until 11:59 p.m. (ET) on Thursday, March 17, 2011 by calling:

USA:  (800) 475-6701

International:  (320) 365-3844

Access Code:  195367

ATTACHMENT A

SELECTED FINANCIAL INFORMATION AND RESULTS OF OPERATIONS

The following selected financial information is extracted from the Company’s Annual Report on Form 10-K for the year  ended December 31, 2010, which was filed on March 10, 2011 with the Securities and Exchange Commission (in thousands, except per unit amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Income Statement Data
Revenue	$39,464	$36,926	$150,899	$142,547
Direct operating costs and expenses	(20,761)	(17,079)	(64,696)	(64,968)
Direct general and administrative expenses	(963)	(832)	(3,159)	(3,242)
Operating income (loss)	(2,212)	8,510	31,199	33,855
Net earnings (loss)	(2,785)	7,222	27,242	27,252
Net earnings (loss) allocable to limited partners	(3,446)	6,546	24,225	24,801
Net earnings (loss) per limited partner unit—basic	$(0.24)	$0.53	$1.69	$1.99

	December 31, 2010	December 31, 2009
Balance Sheet Data
Property, plant and equipment, net	$452,402	$459,598
Goodwill	16,232	24,682
Total assets	514,306	515,535
Long-term debt	122,000	165,000
Partners’ equity	344,816	303,125

Selected results of operations data for each of the quarters in the years ended December 31, 2010 and 2009 are summarized below (in thousands):

	Three months ended				Year ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	December 31, 2010
Revenue	$37,154	$36,782	$37,499	$39,464	$150,899
Direct operating costs and expenses	(14,568)	(14,529)	(14,838)	(20,761)	(64,696)
Direct general and administrative expenses	(1,031)	(543)	(622)	(963)	(3,159)
Allocated general and administrative expenses	(2,578)	(2,578)	(2,578)	(2,577)	(10,311)
Allocated insurance expense	(796)	(796)	(796)	(797)	(3,185)
Reimbursement of bonus awards	(313)	(313)	(313)	(311)	(1,250)
Depreciation and amortization	(6,864)	(6,962)	(7,006)	(7,037)	(27,869)
Loss on disposition of assets	—	—	—	(765)	(765)
Impairment of goodwill	—	—	—	(8,465)	(8,465)
Operating income (loss)	11,004	11,061	11,346	(2,212)	31,199
Other expense, net	(1,530)	(877)	(977)	(573)	(3,957)
Net earnings (loss)	$9,474	$10,184	$10,369	$(2,785)	$27,242

	Three months ended				Year ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009	December 31, 2009
Revenue	$34,402	$35,849	$35,370	$36,926	$142,547
Direct operating costs and expenses	(15,544)	(15,430)	(16,915)	(17,079)	(64,968)
Direct general and administrative expenses	(1,099)	(705)	(606)	(832)	(3,242)
Allocated general and administrative expenses	(2,510)	(2,510)	(2,510)	(2,510)	(10,040)
Allocated insurance expense	(725)	(725)	(725)	(725)	(2,900)
Reimbursement of bonus awards	(309)	(309)	(309)	(310)	(1,237)
Depreciation and amortization	(6,355)	(6,450)	(6,541)	(6,960)	(26,306)
Gain on disposition of assets	—	1	—	—	1
Operating income	7,860	9,721	7,764	8,510	33,855
Other expense, net	(1,438)	(1,812)	(2,065)	(1,288)	(6,603)
Net earnings	$6,422	$7,909	$5,699	$7,222	$27,252

ATTACHMENT B

DISTRIBUTABLE CASH FLOW

The following summarizes our distributable cash flow for the periods indicated (in thousands):

	October 1, 2010 through December 31, 2010	January 1, 2010 through December 31, 2010

Net earnings (loss)	$(2,785)	$27,242
Depreciation and amortization	7,037	27,869
Amounts due under long-term terminaling services agreements, net	414	(7)
Amortization of deferred revenue—projects	(1,039)	(3,817)
Payments received upon completion of projects	—	3,350
Reserve related to payments received upon completion of projects	494	(1,500)
Unrealized (gain) loss on derivative instrument	(713)	(1,440)
Deferred equity-based compensation	98	385
Distributions paid to holders of restricted phantom units	(27)	(35)
Cash paid for purchase of common units	(87)	(542)
Loss on disposition of assets	765	765
Impairment of goodwill	8,465	8,465
Maintenance capital expenditures	(3,683)	(7,675)
“Distributable Cash Flow” generated during the period	$8,939	$53,060

Actual distribution for the period on all common units and the general partner interest including incentive distribution rights	$9,728	$38,045

Distributable cash flow is not a computation based upon generally accepted accounting principles or GAAP.  The amounts included in the computation of our distributable cash flow are derived from amounts separately presented in our consolidated financial statements, notes thereto and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010, which was filed on March 10, 2011 with the Securities and Exchange Commission.   Distributable cash flow should not be considered in isolation or as an alternative to net earnings or operating income, as an indication of our operating performance, or as an alternative to cash flows from operating activities as a measure of liquidity.  Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used to compare partnership performance.   We believe that this measure provides investors an enhanced perspective of the operating performance of our assets, the cash we are generating and our ability to make distributions to our unitholders and our general partner.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause actual results to differ materially from the company’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 10, 2011.

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